As filed with the Securities and Exchange Commission on November 24, 2021.

File No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EQUIFAX INC.

(Exact name of registrant as specified in its charter)

Georgia	58-0401110
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1550 Peachtree Street, N.W.

Atlanta, Georgia 30309

(404) 885-8000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

EQUIFAX INC. EMPLOYEE DEFERRED COMPENSATION PLAN

(Full title of the plan)

John J. Kelley III, Esq.

Corporate Vice President, Chief Legal Officer and Corporate Secretary

1550 Peachtree Street, N.W., Atlanta, Georgia 30309

(404) 885-8000

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Deferred Compensation Obligations (1)	$200,000,000	$100%	$200,000,000(2)	$18,540

(1)	The Deferred Compensation Obligations are unsecured obligations of Equifax Inc. to pay deferred compensation in accordance with the terms of the Equifax Inc. Employee Deferred Compensation Plan.
(2)

Solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, the amount of deferred compensation obligations registered is based on an estimate of the amount of compensation participants may defer under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required in Part I of this Registration Statement will be sent or given to the persons participating in the Equifax Inc. Employee Deferred Compensation Plan (the “Plan”), as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (“Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The reports listed below have been filed by Equifax Inc., a Georgia corporation (the “Registrant”), with the SEC and are incorporated herein by reference to the extent not superseded by reports or other information subsequently filed or furnished. All of the Registrant’s reports filed with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), after the date of this Registration Statement and prior to filing a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such reports.

(a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 25, 2021;

(b) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on April 22, 2021;

(c) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, filed with the SEC on July 22, 2021;

(d) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, filed with the SEC on October 21, 2021;

(e) The Registrant’s Current Reports on Form 8-K filed with the SEC on February 9, 2021, May 11, 2021, August 16, 2021 and August 31, 2021;

(f) All other reports filed with the SEC by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2020; and

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The deferred compensation obligations (“Obligations”) being registered pursuant to the Plan represent obligations of the Registrant to pay deferred cash-based compensation in the future in accordance with the terms of the Plan, which is filed as an exhibit to this Registration Statement. Subject to the terms and conditions set forth in the Plan, eligible employees of the Registrant (“Participants”) are entitled to defer a portion of their base annual salary, annual incentives, sales incentives and/or equity-based compensation, and such deferred amounts are credited to the Participant’s account. The Obligations being registered pursuant to the Plan relate solely to the Registrant’s obligation to pay deferred cash-based compensation.

The Obligations are general unsecured obligations of the Registrant subject to the claims of its general creditors. The Plan is considered entirely unfunded for tax purposes.

Under the Plan, cash-based compensation amounts credited to a Participant’s account are allocated to one or more deemed investment alternatives chosen by each Participant from a range of such alternatives available under the Plan. Each Participant’s account will be adjusted to reflect the notional investment performance of the selected investment fund(s), including any appreciation or depreciation. The Obligations are payable in cash and generally will be paid in either a single lump-sum or in annual installments upon, as elected by the Participant, the Participant’s separation from service or a scheduled year. Participants may elect to be paid in annual installments for up to ten (10) years for payments that will commence upon the Participant’s separation from service or up to five (5) years for payments that will commence during a scheduled year. In the event of an unforeseeable financial hardship, the Participant may elect to receive some or all of the deferred amounts and related earnings, subject to approval by the administrator of the Plan.

A Participant may designate one or more beneficiaries to receive any portion of the Obligations payable in the event of death. Participants or beneficiaries may not anticipate, sell, transfer, assign, encumber or otherwise dispose of any right or interest in the Plan. The Registrant reserves the right to amend or terminate the Plan.

Item 5. Interests of Named Experts and Counsel.

Certain legal matters in connection with the Obligations will be passed upon for the Registrant by John J. Kelley III, Esq., Corporate Vice President, Chief Legal Officer and Corporate Secretary. Mr. Kelley is eligible to participate in the Plan and beneficially owns, or has rights to acquire under employee benefit plans, less than one percent of the Registrant’s outstanding shares of common stock.

Item 6. Indemnification of Directors and Officers.

Set forth below is a description of certain provisions of the amended and restated articles of incorporation and bylaws of the Registrant and the Georgia Business Corporation Code (the “GBCC”), as such provisions relate to the indemnification of the directors and officers of the Registrant. This description is intended only as a summary and is qualified in its entirety by reference to the Registrant’s amended and restated articles of incorporation and bylaws and the GBCC.

Section 14-2-851 of the GBCC provides that a corporation may indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if: (1) such individual conducted himself or herself in good faith; and (2) such individual reasonably believed: (a) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation; (b) in all other cases, that such conduct was at least not opposed to the best interests of the corporation; and (c) in the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful. Section 14-2-851 further provides that a corporation may not indemnify a director: (1) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct; or (2) in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity.

Section 14-2-852 of the GBCC provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

Additionally, Section 14-2-854 of the GBCC provides that the court conducting the proceeding or another court of competent jurisdiction, upon application by a director, may order indemnification or advance for expenses (1) if the director is entitled to indemnification or advancement for expenses pursuant to the GBCC or (2) if, in consideration of all relevant circumstances, the court determines that the individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct set forth above was met and even if the director has been adjudged liable; provided, however, that if the director has been adjudged so liable, the indemnification is limited to reasonable expenses incurred.

Section 14-2-857 of the GBCC provides that a corporation may indemnify and advance expenses to an officer of the corporation (1) to the same extent as a director; and (2) if he or she is not a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors, or contract, except for liability arising out of conduct that constitutes: (a) appropriation of any business opportunity of the corporation; (b) acts or omissions that involve intentional misconduct or a knowing violation of law; (c) unlawful distribution; or (d) receipt of an improper personal benefit. Section 14-2-857 further provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 and may apply to a court under Section 14-2-854 for indemnification or advances for expenses, in each case to the same extent to which a director may be entitled to indemnification or advances for expenses under those provisions.

The amended and restated articles of incorporation and bylaws of the Registrant provide for indemnification of directors, officers, employees and agents and advancement of expenses to the fullest extent permitted under the GBCC.

Section 14-2-202(b)(4) of the GBCC provides that a corporation may, in its articles of incorporation, eliminate or limit the liability of a director to the corporation or its shareholders for monetary damages for any action taken, or any failure to take any action, as a director, except liability for: (1) any appropriation, in violation of his or her duties, of any business opportunity of the corporation; (2) acts or omissions which involve intentional misconduct or a knowing violation of law; (3) unlawful distributions; or (4) any transaction from which the director received an improper personal benefit, provided that no such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

The Registrant’s amended and restated articles of incorporation limit the personal liability of directors to the same extent as the GBCC.

The Registrant’s amended and restated articles of incorporation also provide that the indemnification rights contained therein shall not be exclusive of any additional indemnification that the board of directors may deem advisable or of any rights to which those indemnified may otherwise be entitled. The Registrant has purchased and maintains liability insurance to protect its directors and officers against any liability asserted against them or incurred by them as permitted by its amended and restated articles of incorporation and Section 14-2-858 of the GBCC. The insuring of the directors and officers is permitted whether or not the Registrant would have the power to indemnify that director or officer under its amended and restated articles of incorporation and bylaws or the terms of the GBCC.

The Registrant has also entered into indemnification agreements with its directors and executive officers. The indemnification agreements supplement the Registrant’s amended and restated articles of incorporation, bylaws and the GBCC in providing certain indemnification rights to the Registrant’s directors and executive officers. The indemnification agreements provide, among other things, that the Registrant will indemnify its directors and executive officers to the fullest extent permitted by the GBCC and to any greater extent that the GBCC may in the future permit, including the advancement of legal fees and other expenses incurred by the directors and/or executive officers in connection with any threatened, pending or completed action, suit or proceeding, whether of a civil, criminal, administrative, arbitrative or investigative nature, arising out of the individual’s service as a director or executive officer, subject to certain exclusions and procedures set forth in the indemnification agreements.

These indemnification provisions may be sufficiently broad to permit indemnification of the Registrant’s directors and officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits included as part of this Registration Statement are as follows:

Exhibit Number	Description

4.1	Equifax Inc. Employee Deferred Compensation Plan.

5.1	Opinion of John J. Kelley III, Esq., Corporate Vice President, Chief Legal Officer and Corporate Secretary for the Registrant, regarding the validity of the securities to be issued.

23.1	Consent of John J. Kelley III, Esq., Corporate Vice President, Chief Legal Officer and Corporate Secretary for the Registrant (included in the opinion filed as Exhibit 5.1 hereto).

23.2	Consent of Ernst & Young LLP.

24	Powers of Attorney (included on the signature page hereof).

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 24th day of November, 2021.

EQUIFAX INC.

By:	/s/ Mark W. Begor
Mark W. Begor
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints John W. Gamble, Jr., John J. Kelley III, and James M. Griggs, and each of them, any of whom may act without the joinder of the others, as his or her lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, including post-effective amendments filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with all exhibits hereto and other documents in connection therewith with the U.S. Securities and Exchange Commission, to sign any and all applications, Registration Statements, notices or other documents necessary or advisable to comply with the applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby, ratifying and confirming all that such attorneys-in-fact and agents, or his or her substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Mark W. Begor Mark W. Begor	Director and Chief Executive Officer (Principal Executive Officer)	November 24, 2021

/s/ John W. Gamble, Jr. John W. Gamble, Jr.	Corporate Vice President and Chief Financial Officer (Principal Financial Officer)	November 24, 2021

/s/ James M. Griggs James M. Griggs	Chief Accounting Officer and Corporate Controller (Principal Accounting Officer)	November 24, 2021

/s/ Mark L. Feidler Mark L. Feidler	Director and Non-Executive Chairman	November 24, 2021

/s/ G. Thomas Hough G. Thomas Hough	Director	November 24, 2021

/s/ Robert D. Marcus Robert D. Marcus	Director	November 24, 2021

/s/ Scott A. McGregor Scott A. McGregor	Director	November 24, 2021

/s/ John A. McKinley John A. McKinley	Director	November 24, 2021

/s/ Robert W. Selander Robert W. Selander	Director	November 24, 2021

/s/ Melissa D. Smith Melissa D. Smith	Director	November 24, 2021

/s/ Audrey Boone Tillman Audrey Boone Tillman	Director	November 24, 2021

/s/ Heather H. Wilson Heather H. Wilson	Director	November 24, 2021